As filed with the Securities and Exchange Commission on July 1, 2021

Registration Statement File No. 333-149244

Registration Statement File No. 333-149245

Registration Statement File No. 333-168804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-149244)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-149245)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-168804)

TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CARDTRONICS PLC

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	98-1304627
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2050 W. Sam Houston Parkway South, Suite 1300, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Cardtronics Group, Inc. 2001 Stock Incentive Plan

Cardtronics Group, Inc. 2001 Stock Incentive Plan
Cardtronics, Inc. Amended and Restated 2007 Stock Incentive Plan

(Full title of the plan)

Aimie Killeen

General Counsel and Secretary

2050 W. Sam Houston Parkway South, Suite 1300

Houston, Texas 77042

(832) 308-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Cardtronics plc, an English public limited company (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Registrant’s Class A ordinary shares, nominal value $0.01 per share (“Ordinary Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.                  Registration Statement File No. 333-149244, filed with the SEC on July 1, 2016, in connection with a merger pursuant to which the Registrant became the new public holding company and the parent of the Cardtronics group of companies, and assumed the Cardtronics, Inc. Amended and Restated 2007 Stock Incentive Plan and the obligation to deliver shares underlying awards granted under such plan;

ii.               Registration Statement File No. 333-149245, filed with the SEC on July 1, 2016, in connection with a merger pursuant to which the Registrant became the new public holding company and the parent of the Cardtronics group of companies, and assumed the obligation to deliver shares underlying awards granted under the Cardtronics Group, Inc. 2001 Stock Incentive Plan; and

iii.            Registration Statement File No. 333-168804, filed with the SEC on July 1, 2016, in connection with a merger pursuant to which the Registrant became the new public holding company and the parent of the Cardtronics group of companies, and assumed the obligation to deliver shares underlying awards granted under the Cardtronics, Inc. Amended and Restated 2007 Stock Incentive Plan.

On June 21, 2021, pursuant to that certain Acquisition Agreement (the “Acquisition Agreement”), dated as of January 25, 2021, by and among the Registrant, NCR Corporation, a Maryland corporation (“NCR”), and, solely for purposes of Section 8.2, Section 8.4 and Article IX of the Acquisition Agreement, Cardtronics USA, NCR UK Group Financing Limited, a wholly-owned subsidiary of NCR, acquired all of the issued and to be issued Ordinary Shares of the Registrant for $39.00 per share (the “Per Share Consideration”) and the Registrant became an indirect wholly-owned subsidiary of NCR (the “Acquisition”).

These Post-Effective Amendments are being filed as a result of the Acquisition.  The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all Ordinary Shares, registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tomball, Texas, on July 1, 2021.

CARDTRONICS PLC

By:	/s/ Paul Gullo
	Name:	Paul Gullo
	Title:	Chief Accounting Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.

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